Exhibit 99.1

AMENDED AND RESTATED

SETTLEMENT AGREEMENT AND RELEASE

This Amended and Restated Settlement Agreement and Release is made as of this ____ day of March, 2010, by and between CONGOLEUM CORPORATION, on its own behalf and on behalf of all “Persons” (as defined herein) within the definition of “Congoleum” (as defined herein), and upon its creation, the “Plan Trust” (as defined herein), on the one part, and FEDERAL INSURANCE COMPANY, on its own behalf and on behalf of all “Persons” (as defined herein) within the definition of “Federal” (as defined herein), on the other part.
WITNESSETH:
WHEREAS, Federal issued the “Subject Policies” (as defined herein) to Congoleum Corporation; and
WHEREAS, Persons within the definition of Congoleum have incurred and may incur in the future certain liabilities, expenses and losses arising out of various Claims (as defined herein), including asbestos-related bodily injury claims, other asbestos-related claims, environmental claims and/or other types of claims; and
WHEREAS, Congoleum asserts that Federal is obligated under the Subject Policies to make liability payments and pay defense costs in connection with Claims, including Claims for asbestos-related bodily injury; and
WHEREAS, there are disputes among the “Parties” (as defined herein) regarding their respective rights and obligations with respect to insurance coverage for asbestos-related bodily injury claims and environmental claims (the “Coverage Dispute”); and
WHEREAS, the Coverage Dispute is the subject of a lawsuit styled Congoleum Corporation v. ACE American Insurance Company, et al., Docket No. MID-L-8908-01 pending in the Superior Court of New Jersey, Law Division, Middlesex County (the “Coverage Action”); and

WHEREAS, on or about December 31, 2003, Congoleum Corporation, Congoleum Sales, Inc. and Congoleum Fiscal, Inc. (collectively, the “Debtors”) filed petitions under Chapter 11 of the Bankruptcy Code (collectively, the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”), and continue to operate as debtors-in-possession; and
WHEREAS, on or about August 17, 2009, the U.S. District Court for the District of New Jersey (the “District Court”) withdrew the reference from the Bankruptcy Court and assumed original jurisdiction over the Chapter 11 Cases; and
WHEREAS, Congoleum and Federal, on or about August 3, 2005, entered into the Settlement Agreement and Release, which was approved by a “Final Order” (as defined herein) of the Bankruptcy Court on or about October 11, 2005, and was later modified by the Amendment to the Settlement Agreement entered into by Congoleum and Federal on or about October 4, 2006 (as amended, the “Settlement Agreement”), which was approved by a Final Order of the Bankruptcy Court on or about March 12, 2007; and
WHEREAS, the Parties desire to further amend the provisions of the Settlement Agreement, by, among other things (i) eliminating the sunset provision pursuant to which Congoleum and Federal, in certain circumstances, may terminate the Settlement Agreement; (ii) restructuring the Settlement Agreement as a sale and buyback of the Subject Policies pursuant to Section 363(f) of the Bankruptcy Code, supplemented by a Section 105 injunction; (iii) eliminating the condition precedent of the “Confirmation Order” (as defined herein); and (iv) modifying the terms of the Settlement Agreement as further set forth herein; and

WHEREAS, the Parties intend to incorporate the desired amendments into the Settlement Agreement by restating the Settlement Agreement in the form and substance of this “Amended and Restated Agreement” (as defined herein); and
WHEREAS, the Parties intend that the Settlement Agreement will continue in full force and effect in accordance with its terms until the order approving this Amended and Restated Agreement becomes a Final Order, at which time this Amended and Restated Agreement shall supersede and replace the Settlement Agreement in its entirety; and
NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements contained herein, and intending to be legally bound hereby, the undersigned hereby agree as follows:
ARTICLE I -- DEFINITIONS
For purposes of this Amended and Restated Agreement and the attachments hereto, the following definitions apply to the capitalized terms herein wherever those terms appear in this Amended and Restated Agreement, including the prefatory paragraph, the recitals, the sections below and the attachments hereto.  Each defined term stated in the singular shall include the plural, and each defined term stated in the plural shall include the singular, and each defined term stated in the masculine, feminine or neuter form shall include the others.  The words “includes” and “including” mean “including but not limited to.”
1.1           “Amended and Restated Agreement” means this Amended and Restated Settlement Agreement and Release, as it may be amended from time to time in accordance with its terms.

1.2           “Approval Order” means an order of the District Court approving this Amended and Restated Agreement, the compromise and settlement memorialized herein, and the sale and buyback of the Subject Policies between Congoleum and Federal, which order shall be in the form and substance of Attachment A hereto, or such other order that is in a form and substance acceptable to Congoleum and Federal.
1.3           “Asbestos Channeling Injunction” shall have the meaning provided in Section 6.2.
1.4           “Asbestos Claims” means any and all past, present and future claims, demands, actions, suits, proceedings, notices of partial or total responsibility, whether presently known or unknown, that seek compensatory, punitive or statutory damages, declaratory judgment, injunctive relief, medical monitoring, or any other form of relief whatsoever, on account of alleged bodily injury, personal injury, fear of future injury, medical monitoring, mental injury or anguish, emotional distress, shock, sickness, disease, or any other illness or condition, death, property damage, loss of use of property, or diminution in the value of property, arising from alleged, potential or actual exposure of any type or nature whatsoever to asbestos, an asbestos-containing product, and/or any other substance, product, matter or material in any form or state that contains or is alleged to contain asbestos, either alone or in combination with any other substance.  The term “Asbestos Claims” also includes claims or suits alleging in whole or in part exposure to asbestos and/or asbestos containing products in addition to any other substance, chemical, pollutant, waste, or material of any nature as well as claims that involve, in whole or in part, alleged exposure to asbestos or asbestos-containing products relating to or arising out of or from the installation, removal, manufacture, distribution, sale, re-sale, existence or presence (whether on premises owned or controlled by Congoleum or otherwise) of asbestos or an asbestos-containing product, either alone or in combination with any other substance.

1.5           “Business Day” means any day that is not a Saturday, a Sunday or a federal holiday in the United States of America.
1.6           “Claim” means any of the following: (i) “claim” as that term is defined in the United States Bankruptcy Code, 11 U.S.C. § 101(5); (ii) “demand” as that term is defined in the United States Bankruptcy Code, 11 U.S.C. § 524(g)(5); or (iii) any claim, whether past, present or future, known or unknown, asserted or unasserted, foreseen or unforeseen, fixed or contingent, or direct or indirect, and whether in law, equity, admiralty or otherwise, including an Asbestos Claim.  The term “Claim” includes any claim (i) arising out of, related to, or involving asbestos or any other substance, product, matter or material in any form or state, any cumulative or other injury or damage, any activity, operation, premises, or exposure or any alleged bad faith, unfair claim practices, unfair trade practices, deceptive trade practices, insurance code violations, fraud, misrepresentation, non-disclosure, breach of fiduciary duty, conspiracy, or extra-contractual or tort liability; (ii) for any form of damages, indemnity or defense obligations, insurance premiums (whether retrospectively rated or otherwise), deductibles, self-insured retentions, costs, expenses, contribution or subrogation; (iii) pursuant to or under a contract, other agreement, promise, representation or warranty; or (iv) pursuant to any direct action (including any claim by any Person who is not an insured under the Subject Policies seeking any type of relief under the laws of any jurisdiction that gives such person a direct cause of action against an insurer) or statutory or regulatory right of action, assertion of right, complaint, cross-complaint, counterclaim, affirmative defense, writ, demand, inquiry, request, suit, lawsuit, liability, action, cause of action, administrative proceeding, governmental action, order, judgment, settlement, lien, loss, cost or expense.

1.7           “Confirmation Order” means an order entered by the District Court in the Chapter 11 Cases confirming the Plan.
1.8           “Congoleum” means:
(a)           The corporation now named Congoleum Corporation that was incorporated in the State of Delaware in 1986;
(b)           All present subsidiaries of Congoleum Corporation, including Congoleum Sales, Inc., and Congoleum Fiscal, Inc., and any other Persons in which Congoleum Corporation has an ownership interest, directly or indirectly, of fifty percent (50%) or more, and any other Persons on whose behalf Congoleum Corporation has the power and authority to release Claims under the Subject Policies;
(c)           Any Persons that have been acquired by, merged into or combined with any of the Persons identified in Sections 1.8(a); provided, however, that as to each of the foregoing, only to the extent Congoleum Corporation has the power and authority to release Claims under the Subject Policies on their behalf;
(d)           Congoleum Corporation’s predecessors, successors, past, present and future assigns, joint ventures, and affiliates, all of Congoleum Corporation’s past subsidiaries and the predecessors, successors and past and present assigns of such past subsidiaries; provided, however, that, as to each of the foregoing, only to the extent that Congoleum Corporation has the power and authority to release Claims under the Subject Policies on their behalf; and further provided, however, that it is understood that “Congoleum” shall not be deemed to include American Biltrite Inc.;

(e)           Any and all Persons named as insureds, other insureds, or otherwise insured or claimed to be insured under the Subject Policies; provided, however, that, as to each of the foregoing, only to the extent that Congoleum Corporation has the power and authority to release Claims under the Subject Policies on their behalf;
(f)           Congoleum Sales, Inc. and Congoleum Fiscal, Inc., Debtors and Debtors-In-Possession; and
(g)           The directors, officers, agents, employees, representatives and attorneys of any of the foregoing Persons, solely in their respective capacities as such and only to the extent that Congoleum Corporation has the power and authority to release Claims under the Subject Policies on their behalf.
1.9           “Federal” means Federal Insurance Company, all of its corporate predecessors, and all of their former or current corporate parents, subsidiaries and affiliates, and their respective directors, officers, employees, agents, partners, representatives, attorneys, joint venturers and assigns, solely in their respective capacities as such.
1.10           “Final Order” means an order or judgment of the Bankruptcy Court, the District Court or other court of competent jurisdiction, and such order or judgment is not the subject of a timely appeal or timely motion for reargument, rehearing or reconsideration, or, in the event that an appeal, reargument, rehearing or reconsideration thereof has been sought, such order or judgment shall have been affirmed by the highest court to which the order or judgment was appealed, or from which reargument, rehearing or reconsideration was sought, and the time to take any further appeal, or move for reargument, rehearing or reconsideration shall have expired, and no such further appeal, or motion for reargument, rehearing or reconsideration shall have been filed; provided, however, that this provision may be modified by agreement of all the Parties.

1.11           “Interests” means all liens, Claims, encumbrances, interests and other rights of any nature, whether at law or in equity.
1.12           “Parties” mean Congoleum Corporation, Federal Insurance Company, and, upon the later of its formation and the occurrence of the effective date of the Plan (as defined herein), the Plan Trust.
1.13           “Person” means an individual, a corporation, a partnership, a joint venture, an association, a trust, any other entity or organization, and any federal, state or local government or any governmental or quasi-governmental body or political subdivision, or any agency, department, board or instrumentality thereof.
1.14           “Plan” means  any plan of reorganization or liquidation of which Congoleum is a proponent or co-proponent.
1.15           “Plan Trust” means the trust established under the Plan, pursuant to Section 524(g) and/or 105 of the Bankruptcy Code and the Confirmation Order, for the payment of, and into which shall be channeled, all Plan Trust Asbestos Claims (as defined in the Plan) against Congoleum and certain of its insurers.
1.16           “Prior Payments” shall have the meaning provided in Section 2.2.
1.17           “Settlement Amount” shall have the meaning provided in Section 2.1.
1.18           “Settlement Date” shall have the meaning provided in Section 3.1.
1.19           “Settling Parties” shall have the meaning provided in Section 12.1.

1.20           “Subject Policies” means: (i) all insurance policies at issue in the Coverage Action that were issued by Federal Insurance Company, as listed in Attachment B hereto; and (ii) all known and unknown liability insurance policies (whether primary, umbrella, or excess) issued on or before December 31, 2003 by Federal Insurance Company to Congoleum Corporation.  As to any policy that falls within the scope of Section 1.20(ii), such policy shall be deemed to be a “Subject Policy” solely to the extent of Congoleum’s rights and interests therein.
1.21           “Trigger Date” means the day on which the Approval Order becomes a Final Order.
ARTICLE II -- SETTLEMENT AMOUNT
2.1           Within ten (10) Business Days after the Trigger Date, Federal Insurance Company shall pay to Congoleum Corporation the amount of Two Million One Hundred Thousand dollars ($2,100,000.00) (the “Settlement Amount”).  Such payment shall be made by certified check or other immediately available funds
2.2           The Settlement Amount is in addition to any and all amounts paid prior to the Settlement Date by or on behalf of Federal to or for the benefit of Congoleum in connection with Asbestos Claims or otherwise (collectively, the “Prior Payments”).  Any and all payments by Federal, including the Prior Payments (if any) and the Settlement Amount are deemed final and irrevocable payments upon the occurrence of the Trigger Date.  Federal’s payment of the Settlement Amount is in addition to any and all payments made by Federal to or for the benefit of Congoleum prior to the date of the Settlement Agreement, including any Prior Payments.

2.3           The Settlement Amount shall be held by Congoleum until the earlier of confirmation of the Plan or the dismissal or conversion of the Chapter 11 cases; and shall be used only in connection with the administration or payment of Asbestos Claims and/or to pay any other amounts payable by or to the Plan Trust pursuant to the Plan or the Confirmation Order.
ARTICLE III -- SALE AND BUYBACK OF THE SUBJECT POLICIES
3.1           Effective upon the payment of the Settlement Amount pursuant to Section 2.1 above (the “Settlement Date”), and without the need for any further action, Congoleum shall be deemed to have sold, conveyed, assigned, transferred and delivered to Federal, and Federal shall be deemed to have purchased from Congoleum, all rights, title and Interests of Congoleum in and under the Subject Policies, free and clear of all Interests of all Persons pursuant to Section 363(f) and (h) of the Bankruptcy Code and the Approval Order.
ARTICLE IV -- RELEASES BY CONGOLEUM
AND THE PLAN TRUST
4.1           Effective upon the Settlement Date, and except for the rights and obligations created by this Amended and Restated Agreement, Congoleum and, upon the later of its formation and the effective date of the Plan, the Plan Trust shall be deemed to release, remise, covenant not to sue and forever discharge Federal from and against all manner of actions, causes of action, suits, debts, accounts, promises, warranties, damages (consequential or punitive), agreements, costs, expenses and Interests whatsoever, in law or in equity, whether presently known or unknown, asserted or unasserted, whether sounding in tort or in contract, or arising under the statutes or administrative regulations of any jurisdiction, with respect to any and all past, present or future Claims, of any type whatsoever, that Congoleum ever had, now has, or hereafter may have (i) for insurance coverage, including both defense costs and indemnification claims, under the Subject Policies; (ii) arising out of or relating to any act, omission, representation, or conduct of any sort in connection with any of the Subject Policies, including the issuance of the Subject Policies and the handling of any claim thereunder; (iii) arising out of or in connection with any agreements between or among the Parties relating to the Subject Policies and/or the Coverage Action, other than this Amended and Restated Agreement; and/or (iv) arising under or relating in any way to the Subject Policies.
4.2           Effective upon the Settlement Date, the Parties shall have been deemed (i) to terminate any and all obligations whatsoever of Federal to any Person, including Congoleum and the Plan Trust arising under or relating to the Subject Policies; (ii) to exhaust all limits of liability, including all occurrence and aggregate limits of the Subject Policies; and (iii) to constitute a “policy buyback” fully and finally extinguishing and exhausting all rights, duties, limits and coverage under the Subject Policies as if they were never issued.  The Parties agree that the Subject Policies are rescinded as of the Settlement Date.  If any Person inquires after the Settlement Date regarding exhaustion of the Subject Policies, Congoleum, and Federal, and, upon the later of its formation and the effective date of the Plan, the Plan Trust, shall represent that all limits of liability of the Subject Policies have been exhausted or are no longer available.  It is the intention of Congoleum to reserve no rights or benefits whatsoever under the Subject Policies or in connection with any past, present or future Claims under the Subject Policies, and to assure Federal its peace and freedom from such Claims and from all assertions of rights in connection with such Claims.
4.3           Effective upon the Settlement Date, any and all rights, duties, responsibilities and obligations of Federal created by or in connection with the Subject Policies are terminated.  As of the Settlement Date, Congoleum, and, upon the later of its formation and the effective date of the Plan, the Plan Trust, shall no longer have any insurance coverage from Federal under the Subject Policies.  The releases contained in this Article IV are intended to operate as though Federal had never issued the Subject Policies.
4.4           CONGOLEUM ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS ATTORNEYS CONCERNING, AND IS FAMILIAR WITH, THE CALIFORNIA CIVIL CODE SECTION 1542 AND EXPRESSLY WAIVES ANY AND ALL RIGHTS UNDER CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES THAT “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR,” AND UNDER ANY OTHER FEDERAL OR STATE STATUTE OR LAW OF SIMILAR EFFECT.
4.5           Congoleum expressly assumes the risk that acts, omissions, matters, causes or things may have occurred that they do not know or do not suspect to exist.  Congoleum hereby waives the terms and provisions of any statute, rule or doctrine of common law that either:  (i) narrowly construes releases purporting by their terms to release claims in whole or in part based upon, arising from, or related to such acts, omissions, matters, causes or things; or (ii) restricts or prohibits the releasing of such Claims.
ARTICLE V -- RELEASES BY FEDERAL
5.1           Effective upon the Settlement Date, and except for the rights and obligations created by this Amended and Restated Agreement, Federal, and any subsequently appointed trustee or representative acting for Federal, shall be deemed to release, remise, covenant not to sue and forever discharge Congoleum from and against all manner of actions, causes of action, suits, debts, accounts, promises, warranties, damages (consequential or punitive), agreements, costs, expenses, and Interests whatsoever, in law or in equity, whether presently known or unknown, asserted or unasserted, whether sounding in tort or in contract, or arising under the statutes or administrative regulations of any jurisdiction, with respect to any and all past, present or future Claims, of any type whatsoever, that Federal ever had, now has, or hereinafter may have (i) arising out of or relating to any act, omission, representation, or conduct of any sort in connection with any of the Subject Policies, including the issuance of the Subject Policies and the handling of any claim thereunder; (ii) arising out of or in connection with any agreements between or among the Parties relating to the Subject Policies and/or the Coverage Action, other than this Amended and Restated Agreement; and/or (iii) arising under or relating in any way to the Subject Policies.
5.2           Effective upon the Settlement Date, any and all rights, duties, responsibilities and obligations of Congoleum created by or in connection with the Subject Policies are hereby terminated.  As of the Settlement Date, Congoleum shall no longer have any insurance coverage from Federal under the Subject Policies.  The releases contained in this Article V are intended to operate as though Federal had never issued the Subject Policies.
5.3           FEDERAL ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS ATTORNEYS CONCERNING, AND IS FAMILIAR WITH, THE CALIFORNIA CIVIL CODE SECTION 1542 AND EXPRESSLY WAIVES ANY AND ALL RIGHTS UNDER CALIFORNIA CIVIL CODE

SECTION 1542, WHICH PROVIDES THAT “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR,” AND UNDER ANY OTHER FEDERAL OR STATE STATUTE OR LAW OF SIMILAR EFFECT.
5.4           Federal expressly assumes the risk that acts, omissions, matters, causes or things may have occurred that it does not know or does not suspect to exist.  Federal hereby waives the terms and provisions of any statute, rule or doctrine of common law that either:  (i) narrowly construes releases purporting by their terms to release Claims in whole or in part based upon, arising from, or related to such acts, omissions, matters, causes or things; or (ii) restricts or prohibits the releasing of such Claims.
5.5           It is the intention of Federal to reserve no rights or benefits whatsoever under or in connection with the Subject Policies, with respect to any past, present or future Claims, and to assure Congoleum peace and freedom from all such Claims and from all assertions of rights in connection with such Claims.
5.6           Effective upon the Settlement Date, and except for the rights and obligations created by this Amended and Restated Agreement, Federal shall be deemed to release, remise and forever discharge, any Claims that were or could have been brought in the Chapter 11 Cases, including any Claim for substantial contribution.
ARTICLE VI -- ASBESTOS CHANNELING INJUNCTION
6.1           Congoleum shall use its reasonable best efforts to confirm the Plan; provided, however, that the confirmation of the Plan is not a condition or requirement of this Amended and Restated Agreement.

6.2           Congoleum shall use its reasonable best efforts to include in the Plan and/or the Confirmation Order in respect of such plan an injunction against Plan Trust Asbestos Claims pursuant to, and to the fullest extent permitted by, Section 524(g) of the Bankruptcy Code (the “Asbestos Channeling Injunction”); provided, however, that the inclusion in such plan and/or the Confirmation Order of the Asbestos Channeling Injunction is not a condition or requirement of this Amended and Restated Agreement.
6.3           In the event that the Plan is confirmed and it includes the Asbestos Channeling Injunction, Federal, automatically and without any further action, shall be entitled to, and shall be protected by, the Asbestos Channeling Injunction to the same extent that other settling insurers are protected by the Asbestos Channeling Injunction pursuant to the terms of the Plan.
ARTICLE VII -- DISMISSAL OF COVERAGE ACTION
7.1           No later than three (3) Business Days after the Settlement Date, Congoleum and Federal shall submit a stipulation of dismissal with prejudice with respect to the Claims, counterclaims or cross-claims (if any) each asserted against the other in the Coverage Action.  The Parties shall bear their own costs, expenses, and counsel fees in the Coverage Action.  Nothing herein shall prevent Congoleum from recovering its costs, expenses and counsel fees in the Coverage Action from any Person other than Federal.
ARTICLE VIII -- BANKRUPTCY OBLIGATIONS
8.1           No later than ten (10) Business Days after the date of this Amended and Restated Agreement, Congoleum shall file a motion with the District Court, pursuant to Sections 105 and 363(f) of the Bankruptcy Code, and Federal Rule of Bankruptcy Procedure 9019, seeking entry of the Approval Order.  Federal shall use their reasonable best efforts to support Congoleum’s efforts to obtain the Approval Order.

8.2           Congoleum shall not include any provision in the Plan that materially and adversely affects the rights and obligations of Federal under this Amended and Restated Agreement.
8.3           Federal shall not cooperate with any defendant in the defense or prosecution of the Coverage Action, other than as may be required by law.
8.4           Federal shall not file any objections to the Plan or appeal the Confirmation Order; shall not pursue any Claims against Congoleum; shall withdraw its participation in any and all outstanding discovery requests; and shall serve no new discovery requests in the Chapter 11 Cases; provided, however, that Federal may participate in the confirmation proceedings to the extent necessary in its discretion to ensure that it is protected under any Asbestos Channeling Injunction to the same extent that other settling insurers are protected by the Asbestos Channeling Injunction pursuant to the terms of the Plan.
8.5           Congoleum and the Plan Trust shall not serve any new discovery in the confirmation proceeding upon Federal; shall not pursue any outstanding discovery against Federal in connection with the confirmation proceeding; and shall not seek to introduce evidence in any way related to Federal in either the confirmation proceeding or the Coverage Action; provided, however, that Congoleum may seek to introduce as evidence (i) only in the confirmation proceeding, this Amended and Restated Agreement and the Settlement Amount to be paid hereunder; (ii) the policies of insurance issued by Federal to Congoleum; (iii) such portions of any documents or other materials that are not specific to Federal and that do not characterize any act, decision, obligation or position of Federal or characterize the terms and conditions of any of the Subject Policies; and (iv) any documents permitted by the scheduling orders in the Chapter 11 Cases.  Notwithstanding anything to the contrary in this Section 8.5, Congoleum may seek to introduce as evidence in the confirmation proceeding and/or the Coverage Action communications with multiple entities that include Federal, but Congoleum will not characterize any act, decision, obligation or position of Federal.
8.6           Upon the later of its formation and the effective date of the Plan, the Plan Trust (i) automatically and without need for further action shall become a Party to this Amended and Restated Agreement without limiting the obligations of Congoleum under this Agreement, and (ii) automatically shall succeed to all the rights and be bound by all of the obligations of the Debtors under this Amended and Restated Agreement without need for further action.
8.7           To the extent that a Section 524(g) plan is confirmed, Congoleum and the Plan Trust shall not seek to terminate, reduce, or limit the scope of the Asbestos Channeling Injunction with respect to Federal after the Confirmation Order becomes a Final Order.
ARTICLE IX -- EFFECTIVENESS OF
AMENDED AND RESTATED AGREEMENT
9.1           This Amended and Restated Agreement is subject to, and shall not become effective and binding unless and until the Approval Order becomes a Final Order.  Immediately and automatically upon the Approval Order becoming a Final Order, and without any need for further action (i) the Settlement Agreement shall be amended and restated as provided in this Amended and Restated Agreement; (ii) this Amended and Restated Agreement shall supersede and replace the Settlement Agreement in its entirety; and (iii) this Amended and Restated Agreement shall become effective and binding in accordance with its terms.

9.2           This Amended and Restated Agreement shall be null and void, and shall have no legal effect in the event that Congoleum’s motion for the Approval Order is denied by an order of the District Court and such order is not the subject of a timely appeal or timely motion for reargument, rehearing or reconsideration, or, in the event that an appeal, reargument, rehearing or reconsideration thereof has been sought, such order shall have been affirmed by the highest court to which the order was appealed, or from which reargument, rehearing or reconsideration was sought, and the time to take any further appeal, or move for reargument, rehearing or reconsideration shall have expired, and no such further appeal, or motion for reargument, rehearing or reconsideration shall have been filed.
9.3           In the event that this Amended and Restated Agreement is null and void and has no legal effect as provided in Section 9.2, the Settlement Agreement remains in full force and effect, and shall continue to be valid and enforceable in accordance with its terms, and the rights and obligations of the Parties under the Settlement Agreement, including the right (if any) to terminate the Settlement Agreement, shall not be affected or impaired by this Amended and Restated Agreement or by the Parties’ conduct in entering into this Amended and Restated Agreement and seeking the Approval Order.  In such event, it is the intention of the Parties that their rights and obligations shall be as if this Amended and Restated Agreement had never been formed.
ARTICLE X -- JUDGMENT REDUCTION
10.1           In the event that another insurer of Congoleum brings a claim for contribution, subrogation, indemnification, reimbursement or other similar claim against Federal in connection with Claims released in this Amended and Restated Agreement, and such insurer obtains a final binding arbitration award or final judgment against or a settlement with Federal (with the consent of Congoleum prior to the effective date of the Plan or with the consent of the Plan Trust following said effective date, which consent in either case shall not be unreasonably withheld), Congoleum or the Plan Trust (as the case may be) shall voluntarily reduce the amount of any final binding arbitration award, final judgment or settlement payment that it has obtained or may obtain from such other insurer by the amount of such other insurer’s final binding arbitration award or final judgment awarded against or settlement with Federal in connection with such contribution, subrogation, indemnification or other similar claim, and shall direct that Federal shall not be subject to liability for such judgment, arbitration award or settlement.
10.2           Any reduction in judgment, arbitration award or settlement will be accomplished by subtracting from the judgment, arbitration award or settlement against the other insurer the share of the judgment, arbitration award or settlement attributable to Federal.
ARTICLE XI -- SUBROGATION
11.1           Other than claims against Federal’s reinsurers or retrocessionaires, Federal agrees that it shall not pursue subrogation, equitable indemnity, contribution, or reimbursement of the Settlement Amount or any part thereof from any third party, including any other primary or excess insurer of Congoleum or any other subscriber to any of the Subject Policies.  Congoleum shall use its reasonable best efforts to obtain a similar agreement from any subsequently settling insurer; provided, however, that such agreement is not a condition or requirement of this Amended and Restated Agreement.

11.2           Effective upon the Settlement Date and to the extent permitted by law, Federal, immediately and automatically, and without any need for further action, hereby transfers and assigns to Congoleum all rights, claims, and causes of action relating to subrogation, reimbursement, or contribution that Federal may have, arising out of the Settlement Amount paid hereunder; provided, however, that, if any third-party Person asserts any claim against Federal, Federal shall be permitted to pursue subrogation, equitable indemnity, contribution, or reimbursement of the Settlement Amount or any part thereof from any such third-party Person in any cross-claim, counter-claim or similar procedure.
11.3           The Parties agree that nothing in this Amended and Restated Agreement shall limit the rights of Federal to make reinsurance claims and pursue their reinsurance recoveries (if any).
ARTICLE XII -- CONFIDENTIALITY
12.1           Congoleum and Federal (collectively, the “Settling Parties”) each agrees that all matters relating to the negotiation of this Amended and Restated Agreement shall be confidential and are not to be disclosed except by order of a court of competent jurisdiction or by written agreement of the Settling Parties except to the extent that disclosure of matters relating to the negotiation of this matter is necessary in connection with obtaining the Approval Order.
12.2           In the event that a private litigant, by way of document request, interrogatory, subpoena, or questioning at deposition, trial, or other proceeding attempts to compel disclosure of anything protected by Section 12.1, the Settling Party from whom disclosure is sought shall decline to provide the requested information on the ground that this Amended and Restated Agreement prevents such disclosure.  In the event that such private litigant seeks an order from any court or governmental body to compel such disclosure, or in the event that a court, government official, or governmental body (other than the Internal Revenue Service or the Securities and Exchange Commission) requests or requires disclosure of anything protected by Section 12.1, the Settling Party from whom disclosure is sought shall immediately give written notice by facsimile or hand-delivery to the other Settling Parties, and shall immediately provide copies of all notice papers, orders, requests or other documents in order to allow each Settling Party to take such protective steps as may be appropriate.  Notice shall be made to the Persons identified in Section 13.12.
12.3           Material protected by Section 12.1 shall be deemed to fall within the protection afforded to compromises and offers to compromise by Rule 408 of the Federal Rules of Evidence and similar provisions of state law or state court rules.
12.4           Nothing in this Amended and Restated Agreement shall prevent any Settling Party from disclosing or releasing information regarding the negotiation of this Amended and Restated Agreement in any form and at any time after the date of said agreement to (i) reinsurers or retrocessionaires of Federal directly or through intermediaries; (ii) outside auditors, attorneys or accountants of Congoleum or Federal; (iii) to the extent required by law, including, to the extent applicable, to the Internal Revenue Service, the Securities and Exchange Commission, or other United States or other governmental authority that properly requires disclosure by a Settling Party; (iv) to the extent and in any form that such information is required to be disclosed or released to satisfy reporting requirements imposed by law, including any Federal securities laws; and (v) as necessary in connection with the approval of this Amended and Restated Agreement by the District Court.

12.5           Notwithstanding anything to the contrary in this Article XII, Congoleum may issue a press release at any time following the filing of a motion with the District Court seeking approval of this Amended and Restated Agreement; provided, however, that Congoleum first provides Federal with a copy of the press release and obtains Federal’s consent to said press release (such consent to be provided promptly and not to be unreasonably withheld).
ARTICLE XIII -- MISCELLANEOUS
13.1           Congoleum will undertake all reasonable actions to cooperate with Federal in connection with their reinsurers, including (at Federal’s sole expense with respect to services and/or assistance provided by external Congoleum vendors, and out-of-pocket expenses incurred by Congoleum) responding to reasonable requests for information and meeting with representatives of reinsurers.  Such cooperation shall include providing Federal’s representative, upon reasonable request, access to all claim files maintained by Congoleum, including all product exposure, medical, claim status, and payment records contained in such files; provided, however, that Federal shall have no obligation to pay any internal costs of Congoleum (including costs associated with time or expense of Congoleum’s employees).
13.2           The Parties acknowledge and agree that: (i) the Amended and Restated Agreement was bargained for and entered into in good faith and as the result of arm’s-length negotiations; and (ii) the Amended and Restated Agreement is based on their respective independent assessments, with the assistance and advice of counsel, that the payments and other benefits to be received by the Parties pursuant to this Amended and Restated Agreement constitute a fair and reasonable settlement of the Parties’ claims against each other and constitute reasonably equivalent value for the releases, indemnity, and other benefits conveyed under this Amended and Restated Agreement.

13.3           This Amended and Restated Agreement is not a contract of insurance and is not subject to rules of construction governing contracts of insurance, including the doctrine of contra proferentem.  This Amended and Restated Agreement is a compromise between the Parties, and shall not be construed as an admission of coverage under the Subject Policies, nor shall it or any provision thereof be construed as a waiver, modification or retraction of the positions of the Parties with respect to the interpretation and application of the Subject Policies.
13.4           This Amended and Restated Agreement is the product of informed negotiations and involves compromises of the Parties’ previously stated legal positions.  Accordingly, it does not reflect upon the Parties’ views as to rights and obligations with respect to matters or Persons outside its scope.  This Amended and Restated Agreement is without prejudice to positions taken by Federal with regard to other insureds, and without prejudice to positions taken by Congoleum with regard to other insurers.
13.5           This Amended and Restated Agreement is the jointly-drafted product of arm’s-length negotiations between the Parties with the benefit of advice from counsel, and the Parties agree that it shall be so construed.  As such, no Party will claim that any ambiguity in this Amended and Restated Agreement shall be construed against the other Party.
13.6           No change, amendment or modification of this Amended and Restated Agreement shall be valid unless in writing and signed on behalf of Congoleum and Federal (or their respective attorney-in-fact).

13.7           This Amended and Restated Agreement, including the Attachments hereto, constitutes the entire agreement among the Parties with respect to the subject matter hereof, and supersedes all discussions, agreements and understandings, both written and oral, among the Parties with respect hereto.
13.8           This Amended and Restated Agreement shall be governed by, and shall be construed in accordance with, the laws of New Jersey without regard to its choice of law rules.
13.9           There may be multiple originals of this Amended and Restated Agreement, which may be executed in counterparts.  Facsimiles or scanned versions of signatures of the undersigned shall be treated as originals.
13.10           This Amended and Restated Agreement shall be binding, in accordance with its terms, upon any subsequent trustee in the Chapter 11 Cases.
13.11           Upon the later of its formation and the occurrence of the effective date of the Plan, the Plan Trust shall become a Party to this Amended and Restated Agreement, automatically and without any further action.
13.12           Unless another person is designated, in writing, for the receipt of notices hereunder, notices to the undersigned shall be sent to the following Persons; provided, however, that notices to the Plan Trust shall be sent to such Person(s) as the Plan Trust designates in writing.

If to Congoleum:	Howard N. Feist III
Congoleum Corporation
57 River Street
Wellesley, MA 02481-2097
	Phone:	(781) 237-6655
	Fax:	(781) 237-6880
	e-mail:	sfeist@alumni.princeton.edu

with copies to:

Covington & Burling LLP
1201 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
	Attn:	Mitchell F. Dolin, Esq.
Michael St. Patrick Baxter, Esq.
	Phone:	(202) 662-6000
	Fax:	(202) 662-6291
	e-mail:	mdolin@cov.com
mbaxter@cov.com
and

Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, NY 10036-4039
	Attn:	Richard L. Epling, Esq.
Kerry A. Brennan, Esq.
	Phone:	(212) 858-1000
	Fax:	(212) 858-1500
	e-mail:	richard.epling@pillsburylaw.com
kerry.brennan@pillsburylaw.com

If to Federal:	Thomas R. Kerr, Esq.
Vice President, National Specialty
Risk Casualty Claims
Chubb Group of Insurance Companies
15 Mountain View Road
Warren, NJ 07059

with a copy to:

William P. Shelley, Esq.
Cozen O’Connor
1900 Market Street
Philadelphia, PA 19103
	Attn:	William P. Shelley, Esq.
	Phone:	(215) 665-4142
	Fax:	(215) 701-2442
	e-mail:	wshelly@cozen.com

ARTICLE XIV -- REPRESENTATIONS AND WARRANTIES
14.1           Congoleum represents and warrants that it has full corporate authority to enter this Amended and Restated Agreement as its binding and legal obligation, subject to approval by the District Court.  The person signing this Amended and Restated Agreement on behalf of Congoleum represents and warrants that he or she is authorized to execute this Amended and Restated Agreement as a binding and legal obligation of Congoleum in accordance with its terms.
14.2           Federal represents and warrants that it has full corporate authority to enter this Amended and Restated Agreement as a binding and legal obligation of Federal.  The person signing this Amended and Restated Agreement on behalf of Federal represents and warrants that he or she is authorized by Federal to execute this Amended and Restated Agreement as a binding and legal obligation of Federal in accordance with its terms.
14.3           Congoleum and Federal each represents and warrants that it has conducted a diligent search for copies or other evidence of the Subject Policies and that, as of the date of this Amended and Restated Agreement, it is not aware of the existence of any liability insurance policies issued to Congoleum and subscribed to by Federal, other than the Subject Policies listed on Attachment B hereto.
14.4           Federal represents and warrants that it is not aware of any pending claims for insurance coverage under the Subject Policies, other than those being made by Congoleum Corporation that are being resolved by this Amended and Restated Agreement.
IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Agreement by their duly authorized representatives as of the date first above written.
CONGOLEUM CORPORATION,
CONGOLEUM SALES, INC. AND
CONGOLEUM FISCAL, INC.

By:	/s/ Howard N. Feist
Name:	Howard N. Feist
Title:	Chief Financial Officier

FEDERAL INSURANCE COMPANY

By:	/s/ Thomas R. Kerr
Name:	Thomas R. Kerr
Title:	Vice President, Chubb & Son, a
Division of Federal Insurance Company

ATTACHMENT A

UNITED STATES DISTRICT COURT DISTRICT OF NEW JERSEY
Okin, Hollander & DeLuca L.L.P.
Parker Plaza, 400 Kelley Street
Fort Lee, NJ  07024
(201) 947-7500
Paul S. Hollander (PH-2681)

Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, NY  10036
(212) 858-1000
Richard L. Epling
Kerry A. Brennan

Attorneys for Debtors and Debtors-In-Possession

In re: CONGOLEUM CORPORATION, et al., Debtors.	Chapter 11 Civil Action No. 09-4371 (JAP) Bankruptcy Court Case No. 03-51524 (KCF)

ORDER PURSUANT TO BANKRUPTCY RULE 9019 AND 11 U.S.C. §§ 105 AND 363(f) AUTHORIZING AND APPROVING AMENDED AND RESTATED SETTLEMENT AGREEMENT AND RELEASE BETWEEN THE DEBTORS AND FEDERAL INSURANCE COMPANY

The relief set forth on the following pages, numbered two (2) through eleven (11) is hereby ORDERED.

Attachment A -- Page 2 of 11

The Court has considered the Motion (the “Motion”) for Order Pursuant to Bankruptcy Rule 9019 and 11 U.S.C. §§ 105 and 363(f) Approving Amended and Restated Settlement Agreement and Release Between Congoleum Corporation, Congoleum Sales, Inc., and Congoleum Fiscal, Inc. (collectively, the “Debtors”) and Federal Insurance Company (“Federal”), filed by the Debtors, seeking approval, pursuant to Rules 2002(a)(3), 9014 and 9019 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), 11 U.S.C. §§ 105 and 363(f) and (h), and 1107 and 1108 and other applicable sections of title 11 of the United States Code, 11 U.S.C. §§ 101 etseq. (the “Bankruptcy Code”), of that certain Amended and Restated Settlement Agreement and Release, dated as of ________, 2010, between (a) the Debtors, along with their predecessors, successors and assigns; (b) upon its creation, the Plan Trust; and (c) Federal (the “Amended and Restated Settlement Agreement”).1
The Court having found the following:
a.           Due, proper and sufficient notice of the Motion and of the hearing on the Motion was given by mailing a copy of the Motion and notice of the hearing to: (1) the Asbestos Claimants’ Committee; (2) the FCR appointed pursuant to the Bankruptcy Court’s February 18, 2004 Order in the Chapter 11 Cases; (3) the Official Committee of Bondholders; (4) Perry Weitz and Joseph F. Rice in their capacity as counsel to the participating asbestos claimants under that certain settlement agreement between Congoleum Corporation and various asbestos claimants, executed as of April 10, 2003, as amended (the “Claimants Representatives”); (5) all other Persons, including but not limited to the Debtors’ insurers, that, as of the date of the Amended and Restated Settlement Agreement, had filed a notice of appearance or other demand for service

1      Capitalized terms used in this Approval Order and not otherwise defined herein shall have the meanings ascribed to such terms in the Amended and Restated Settlement Agreement.

Attachment A -- Page 3 of 11

of papers in the Chapter 11 Cases; (6) Congoleum’s insurers, that are or were parties to the Coverage Action; (7) the United States Trustee; (8) the Collateral Trustee of the Congoleum Collateral Trust established pursuant to a Collateral Trust Agreement dated April 17, 2003; (9) American Biltrite, Inc.; (10) counsel to all known holders of Asbestos Claims as reflected in (a) the claims filed in this case, (b) claims submitted in connection with the Settlement Between Congoleum Corporation and Various Asbestos Claimants, and (c) ballots submitted in connection with this case; and (11) all known holders of Asbestos Claims whose counsel is not included within the preceding clause who, as of at least five (5) business days prior to the filing of the Motion, became known to the Debtors through the filing of a proof of claim or otherwise; and (12) any other presently existing Persons that are known to the Debtors to be insureds or alleged to be insureds under the Subject Policies;
b.           The notice of the Motion described above constitutes due, sufficient and timely notice of the Motion, the Hearing, and the Amended and Restated Settlement Agreement by mailing a copy of the Motion and notice of the hearing on the Motion to all Persons entitled thereto in accordance with the requirements of the Bankruptcy Code, the Bankruptcy Rules, this Court’s orders in the Chapter 11 Case, and due process.  No other or further notice of the Motion, the Hearing, the Amended and Restated Settlement Agreement or this Order is necessary.  Notice to an attorney for the holder of an Asbestos Claim constitutes notice to the claimant for purposes of the Motion, the Hearing, the Amended and Restated Settlement Agreement or this Order or any other matters set forth in this Order;
c.           The sale of the Debtors’ rights, title and interests in and under the Subject Policies, free and clear of any Interests of all Persons pursuant to sections 363(f) and (h) of the Bankruptcy Code, satisfies one or more of the standards set forth in section 363(f)(1) through (5);

Attachment A -- Page 4 of 11

d.           This Court has jurisdiction to hear and determine the Motion and grant the relief requested therein pursuant to 28 U.S.C. §§ 157(b)(1) and 1334(b).  This Motion presents a core proceeding pursuant to 28 U.S.C. §§ 157(b)(2)(A), (M) and (O);
e.           Federal and the Debtors negotiated at arm’s length and in good faith to reach agreement on the matters resolved by the Amended and Restated Settlement Agreement; and the purchase by Federal of all the Debtors’ rights, title and interests in and under the Subject Policies, free and clear of any Interests of all Persons, is in good faith;
f.           Pursuant to Bankruptcy Rule 9019, and in consideration of the terms, compromises and exchanges of consideration contained in the Amended and Restated Settlement Agreement and all other facts and circumstances of this Chapter 11 Case, the provisions of the Amended and Restated Settlement Agreement (i) are fair and reasonable settlements; (ii) are valid and proper exercises of the Debtors’ business judgment; (iii) are exchanges for reasonably equivalent value; (iv) are fair, equitable, and well within the range of reasonableness required for approval of the Amended and Restated Settlement Agreement; and (v) considering all the factors set forth in In re Martin, 91 F.3d 389, 393 (3d Cir. 1996), as discussed in the Motion, are in the best interests of the Debtors, their estates, their creditors, future demand holders, the Plan Trust, and other parties in interest;
g.           The Amended and Restated Settlement Agreement confers a substantial benefit upon the Debtors’ estates by providing for, among other things: (i) the settlement of complex litigation; and (ii) payment to Congoleum of the Settlement Amount, as provided for in the Amended and Restated Settlement Agreement;

Attachment A -- Page 5 of 11

h.           The payments by Federal under the Subject Policies and pursuant to the Amended and Restated Settlement Agreement constitute reasonable and substantial settlements and fair resolutions of the alleged liability of Federal under the Subject Policies for Asbestos Claims and other Claims;
i.           Each of the Debtors and, upon its creation, the Plan Trust:  (i) has full corporate or trust (as the case may be) power and authority to enter into and perform the Amended and Restated Settlement Agreement; and (ii) has the authority to take all corporate or trust action (as the case may be) necessary to authorize and approve the Amended and Restated Settlement Agreement.  In addition, no consent, authorization or approval, and no filing or registration, of any type or kind, other than those expressly provided for in the Amended and Restated Settlement Agreement, is required for the Debtors and the Plan Trust to give effect to the terms of the Amended and Restated Settlement Agreement.  The consummation of the Amended and Restated Settlement Agreement by the Debtors and the Plan Trust does not conflict, contravene, or cause a breach, default or violation of any law, rule, regulation, contractual obligation or organizational or formation document;
j.           Pursuant and subject to the terms and conditions of the Amended and Restated Settlement Agreement, Federal specifically has contracted to receive, subject to the terms of the Amended and Restated Settlement Agreement: (a) all of the benefits of being designated in the Confirmation Order as a Settling Asbestos Insurance Company; and (b) the releases contained in the Amended and Restated Settlement Agreement, and, pursuant and subject to the terms and conditions of the Amended and Restated Settlement Agreement, Federal shall be entitled, upon entry of this Order, to the protections provided by such designation and treatment without further order of this Court;

Attachment A -- Page 6 of 11

k.           All objections filed with respect to the Motion or the entry of this Order and not withdrawn are hereby overruled.  To the extent that any Person (a) either (i) received proper notice of these matters (or is represented by a Person (including, without limitation, the FCR or counsel) who received such notices), or (ii) having had notice of this Chapter 11 Case, elected not to request notices regarding this Chapter 11 Case; and (b) failed to object to the Motion and the entry of the Approval Order, then such Persons (including, without limitation, the Debtors and the Plan Trust (or, to the extent that it has not yet been formed or does not yet exist, its predecessor(s) in interest), the FCR, the Claimants Representatives and the official committees) hereby shall have no right to file or prosecute an appeal of this Approval Order;
l.           The payment of the Settlement Amount under the terms of the Amended and Restated Settlement Agreement by Federal satisfies and extinguishes in full its obligations under the Subject Policies; it is hereby
ORDERED, ADJUDGED AND DECREED AS FOLLOWS:
To the extent any conclusion of law set forth below herein constitutes a finding of fact, this Court so finds.  To the extent that any finding of fact constitutes a conclusion of law, the Court so concludes.
1.           All objections, if any, to the Motion or the relief requested therein that have not been withdrawn, waived, or settled, and all reservations of rights included in such objections, are overruled on the merits.
2.           The Amended and Restated Settlement Agreement and all of the terms and conditions thereof are hereby approved in their entirety and, notwithstanding anything to the contrary in this Order, to the extent of any conflict or inconsistency between the provisions of this Order and the terms and conditions of the Amended and Restated Settlement Agreement, as

Attachment A -- Page 7 of 11

between the Debtors, Plan Trust and Federal, the Amended and Restated Settlement Agreement shall govern and control.  Immediately and automatically upon this Order becoming a Final Order, and without any need for further action:  (i) the Settlement Agreement shall be amended and restated as provided in the Amended and Restated Settlement Agreement; (ii) the Amended and Restated Settlement Agreement shall supersede and replace the Settlement Agreement in its entirety; and (iii) the Amended and Restated Settlement Agreement shall become effective and binding in accordance with its terms.
3.           Each of the Debtors and the Plan Trust are authorized and empowered, and hereby directed, to take any and all actions necessary or appropriate, in accordance with the terms of the Amended and Restated Settlement Agreement, and, without further order of the Court (a) to consummate, carry out and implement the Amended and Restated Settlement Agreement; (b) to execute and deliver, perform under, consummate, carry out, implement and close fully the Amended and Restated Settlement Agreement, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the Amended and Restated Settlement Agreement; and (c) to take all further actions as may be reasonably requested in accordance with the Amended and Restated Settlement Agreement by Federal as may be reasonably necessary or appropriate to the performance of the obligations as contemplated by the Amended and Restated Settlement Agreement.  The Amended and Restated Settlement Agreement and this Order constitute valid and binding obligations of the Debtors, their estates and the Plan Trust, which shall be enforceable in accordance with the terms thereof.  The Plan Trust Agreement shall include as an obligation of the Plan Trust, effective from the creation of the Plan Trust, that such trust shall be subject to and bound by the Amended and Restated Settlement Agreement and this Order.  Upon its creation, the Plan Trust, without further

Attachment A -- Page 8 of 11

order of any court or action by any Person, shall be deemed to be automatically a party to the Amended and Restated Settlement Agreement.  The Debtors are hereby authorized to amend the Plan Trust Agreement (as defined in the Plan) to provide that the Plan Trust shall be subject to and bound by the Amended and Restated Settlement Agreement and the Approval Order.
4.           The notice of the Motion constitutes due, sufficient and timely notice of the Motion, the hearing, and the Amended and Restated Settlement Agreement.
5.           Pursuant to sections 363(b)(1) and 363(f) and (h) of the Bankruptcy Code, the Debtors are hereby authorized to sell to Federal, all of the Debtors’ rights, title and interests in and under the Subject Policies, free and clear of any and all Interests of all Persons.
6.           Pursuant to section 105(a) of the Bankruptcy Code and in aid of the effectuation of the free-and-clear sale of the Debtors’ rights, title and interests in and under the Subject Policies, effective upon the Settlement Date, as provided in the Amended and Restated Settlement Agreement, all Persons shall be hereby forever enjoined, barred and estopped from asserting any Interests of any kind or nature with respect to the Subject Policies against Federal and its property and assets, including the Subject Policies.  Pursuant to section 105(a) of the Bankruptcy Code and in aid of the effectuation of the free-and-clear sale of the Debtors’ rights, title and interests in and under the Subject Policies, effective upon the Settlement Date, as provided in the Amended and Restated Settlement Agreement, all Persons shall be hereby forever enjoined, barred and estopped from asserting any Interests of any kind or nature with respect to the Subject Policies against any of the Debtors’ bankruptcy estates or Congoleum, and their respective property and assets, and any such Interests shall be channeled to the Settlement Amount, which shall constitute the sole recourse for any such Interests.

Attachment A -- Page 9 of 11

7.           Upon the Settlement Date, as provided in the Amended and Restated Settlement Agreement, Federal shall be deemed to be a “good faith purchaser,” under section 363(m) of the Bankruptcy Code, of the Debtors’ rights, title and interests in and under the Subject Policies, and is entitled to the protections provided by such designation without further order of this Court.
8.           The terms and provisions of the Amended and Restated Settlement Agreement, together with the terms and provisions of this Order, shall be binding in all respects upon all Persons, including the Debtors, the Plan Trust, any trustee of any Debtor, the Debtors’ estates, the FCR (to the extent applicable), the Asbestos Claimants’ Committee (to the extent applicable), the Collateral Trustee, the Collateral Trust, the Claimants Representatives, each Asbestos Claimant, the Debtors’ other creditors, shareholders of any of the Debtors, and all interested parties, administrative agencies, governmental units, secretaries of state, federal, state and local officials, maintaining any authority relating to the Settlement Amount, and their respective successors or assigns.
9.           Upon the Settlement Date, Congoleum shall reserve no rights or benefits whatsoever under the Subject Policies or in connection with any past, present or future Claims under the Subject Policies.
10.           Nothing contained in the Plan or any other plan of reorganization or liquidation, or order of any type or kind entered in (a) this Chapter 11 Case; (b) any subsequent chapter 7 case into which the Chapter 11 Case may be converted; or (c) any related proceeding subsequent to entry of this Order, shall conflict with or derogate from the provisions of the Amended and Restated Settlement Agreement or the terms of this Order.  This Order shall be binding upon and enforceable against, among others, any and all chapter 7 and chapter 11 trustees thereof, and any official committees.

Attachment A -- Page 10 of 11

11.           The failure specifically to include any particular provision of the Amended and Restated Settlement Agreement in this Order shall not diminish or impair the efficacy of such provision, it being the intent of this Court that the Amended and Restated Settlement Agreement and each and every provision, term, and condition thereof be authorized and approved in its entirety.
12.           This Order shall be effective immediately upon its entry.  The ten (10) day stay provided by Bankruptcy Rule 6004(h) is hereby waived.
13.           The Amended and Restated Settlement Agreement and other related documents may be modified, amended, or supplemented by the parties thereto, in a writing signed by such parties in accordance with the terms thereof, without further order of the Court, provided that (a) any such modification, amendment, or supplement is not material; and (b) to the extent practicable, notice of any modification, amendment, or supplement should be delivered to (i) the official committees, (ii) the FCR, and (iii) the U.S. Trustee at least five (5) days prior to the effective date of any such modification, amendment, or supplement.
14.           The Court shall retain exclusive jurisdiction over any proceeding that involves the validity, application, construction, modification or termination of the Amended and Restated Settlement Agreement and this Order, and may make such further orders with respect thereto as are proper and appropriate.
15.           The provisions of this Order and the Amended and Restated Settlement Agreement are non-severable and mutually dependent.

Attachment A -- Page 11 of 11

16.           Counsel for the Debtors shall serve a copy of this Order on all parties who have filed a request for notice in this case, all parties to the Amended and Restated Settlement Agreement, counsel for any official committees, the Claimants Representatives, the Collateral Trustee, and the FCR, and shall file a certificate of service with the Clerk of the Bankruptcy Court within ten (10) days hereof.

Attachment B

Known Subject Policies

Insurer	Policy No.	Policy Period
Federal Insurance Company	7932-98-47	01/01/77 to 01/01/78
Federal Insurance Company	(79)7932-98-47	01/01/78 to 01/01/79